Exhibit 10.15

[WEST LOGO TO APPEAR HERE]

To:	Jon R. Hanson
From:	Nancee R. Berger
Date:	February 10, 2003

Re:	2003 Compensation Plan

Your 2003 compensation plan (“Plan Year”) for your employment as Executive Vice President, Chief Administrative Officer for West Corporation (the “Company”) is as follows:

1.	Your base salary will be $175,000. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2.	You may also receive additional bonuses pursuant to Paragraph 3 of your Employment Agreement. You will be eligible to receive a bonus based upon the Company’s profit growth (“Growth Bonus”). The Company intends to calculate this Growth Bonus as follows:

a)	Each quarter’s cumulative Plan Year Net Income Before Tax (“NIBT”) will be compared to the cumulative Prior Year NIBT. The difference is defined as the PTI Growth.

b)	The factor of .00674542 (“Growth Factor”) will be multiplied by the cumulative PTI Growth.

c)	The product of the Growth Factor and cumulative PTI Growth is the PTI Bonus. If the PTI Bonus is positive, 50% of the PTI Bonus, less any paid amount for prior quarter Growth Bonuses, will be paid to you for the first three quarters of the Plan Year. If the cumulative PTI Bonus is positive for the Plan Year, 100% of the Growth Bonus, less any previously paid Growth Bonuses, will be paid to you. However, in no event will the cumulative Growth Bonus for the Plan Year exceed $210,000.

d)	In the event the PTI Bonus is negative at the end of the Plan Year, such negative amount will be carried over to the following Plan Year to reduce future PTI Bonuses, but only to the extent such PTI Bonus was paid.

3.	All profits are based upon the Company’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks, other non-operating income or loss, or financing changes associated with such events unless elected to be included by the Company.

4.	The benefit plans, as referenced in Section 7(i) of your employment agreement, shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event benefits continue pursuant to COBRA and employee accepts new employment during the consulting term, employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefit plans include the 401(k) plan or the 1996 Stock Incentive Plan.

By:	/s/ JON R. HANSON
Employee—Jon R. Hanson